ALLBIRDS REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Exceeds Guidance Targets
Maintains Full Year Guidance Targets

SAN FRANCISCO, Calif., November 8, 2022 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today reported financial results for the third quarter of 2022 ended September 30, 2022.

Third Quarter Highlights

•Net revenue increased 16% to $72.7 million year over year (YoY) and increased 54% compared to 2020.
•Adjusted net revenue1 of $72.2 million increased 15% YoY, ahead of financial guidance targets.
•United States (U.S.) physical retail channel sales grew 53% compared to 2021; opened six stores in the United States during the quarter and 15 since the end of 2021, ending the period with 38 locations in the United States.
•GAAP net loss of $25.2 million, or $0.17 per basic and diluted share.
•Adjusted net loss1 of $22.4 million, or $0.15 per basic and diluted share.
•Adjusted EBITDA1 loss of $12.7 million, ahead of financial guidance targets.
•Launched our 100% plastic-free, 100% vegan plant leather that produces approximately 88% less carbon than traditional bovine leather and approximately 75% less carbon than other synthetic leather alternatives.

“We delivered a strong quarter in what remains a highly dynamic operating environment. I am proud that we exceeded our Q3 adjusted revenue and adjusted EBITDA guidance targets while also delivering on our sustainability goals.” said Joey Zwillinger, Co-Founder and Co-CEO. “Looking ahead to year end and 2023, we continue to expect macro headwinds to persist but believe that our brand, our growth strategy, and simplification initiatives position us well to emerge strongly from this period. Thanks to the team’s hard work I remain confident in our ability to continue to execute into the holiday season and next year.”

“November also marks the one year anniversary of our IPO, a critical step in building Allbirds into a 100 year brand while setting a new industry standard for sustainable business for others to follow. We recently released our “Flight Status” sustainability report for 2021, which shows that we were able to reduce our average product carbon footprint by 12% while growing our net revenues by 27% in 2021. We remain on track to deliver on our goal to cut our already low per product carbon footprint in half by 2025 and achieve near zero by 2030, while also delivering on our Sustainability Principles & Objectives Framework commitments first enumerated in our S-1. I could not be more proud of what we have achieved and remain tremendously optimistic about the future.”

1 For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures below.

Q3 2022 Financial and Operating Highlights

Q3 Financial & Operating Highlights

Net revenue growth of **16%** and Adjusted net revenue growth of **15%**

12%

increase in Active Customers YoY

Debuted **MIRUM™ plant leather innovation** in partnership with Natural Fiber Welding Inc.

88% less carbon emissions than traditional bovine leathers and 75% less carbon than synthetic "pleather" alternatives

Record new store openings for the year

15 in the US and four internationally for the nine months ended September 30, 2022

Revenue growth and Record New Store Openings

Third Quarter Operating Results
Net revenue increased 15.9% YoY to $72.7 million and increased 53.8% compared to the third quarter of 2020. This increase is primarily attributable to an increase in the number of orders, primarily driven by retail store sales, and an increase in average order value. This was partially offset by an estimated 355 bps negative impact from foreign exchange (FX). Adjusted net revenue increased 15.1% YoY to $72.2 million, adjusted for non-recurring revenue related to end of life inventory liquidation in connection with the simplification initiatives announced last quarter.

Gross profit totaled $32.5 million compared to $33.9 million in the third quarter of 2021, and gross margin declined to 44.8% compared to 54.1% in the third quarter of 2021. The decrease in gross margin primarily reflects costs related to our simplification initiatives, higher logistics costs, and the impact of unfavorable FX rates. Excluding the impact of our simplification initiatives, adjusted gross profit1 increased 1.7% YoY to $34.5 million, and adjusted gross margin was 47.8% compared to 54.1% in the third quarter of 2021. The decline in adjusted gross margin was primarily driven by higher logistics costs and the impact of unfavorable FX rates, partially offset by a higher mix of margin accretive retail store sales.

Selling, general, and administrative expense (SG&A) was $45.4 million, or 62.5% of net revenue, compared to $33.0 million, or 52.6% of revenue, in the third quarter of 2021. The increase is primarily attributable to expenses for the opening of eight new stores during the period and operational expenses for 23 additional stores opened since the third quarter of 2021, increased headcount, and recurring public company operating costs. Adjusted SG&A1 was $44.5 million, or 61.6% of adjusted net revenue, compared to $33.0 million, or 52.6% of adjusted net revenue, in the third quarter of 2021. Adjusted SG&A excludes the impact of our simplification initiatives to streamline corporate operating structure.

Marketing expense totaled $12.7 million compared to $12.8 million and improved as a percentage of revenue to 17.4% from 20.4% a year ago, due to improvements in marketing efficiency.

Net loss was $25.2 million compared to $13.8 million in the third quarter of 2021, and net loss margin was 35.0% compared to 22.0% in the third quarter of 2021. Adjusted for the impact of the simplification initiatives, and corresponding estimated income tax on such items, adjusted net loss was $22.4 million and adjusted net loss margin1 was 31.0%.

Adjusted EBITDA was a loss of $12.7 million compared to a loss of $6.3 million in the third quarter of 2021, and adjusted EBITDA margin1 declined to (17.6)% compared to (10.1)% in the third quarter of 2021.

Nine Month Operating Results

Net revenue increased 18.5% to $213.6 million compared to $180.3 million YoY and increased 52.5% compared to the first nine months of 2020. The increase is attributable to an increase in the number of orders and an increase in average order value. This was partially offset by unfavorable FX rates that had an estimated 259 bps negative impact on net revenue. In the U.S., where net revenue increased 23.6% YoY to $164.2 million, retail store sales was the primary driver. International net revenue increased 4.1% YoY to $49.4 million, as the business was negatively impacted by external headwinds, including continuing COVID-19 restrictions in China, a decrease in discretionary consumer spending as a result of increasing inflation the crisis in Ukraine in Europe, and unfavorable FX rates that had an estimated 9.8% negative impact. Adjusted net revenue increased 18.2% to $213.1 million compared to the first nine months of 2021, adjusted for non-recurring revenue related to end of life inventory liquidation in connection with the simplification initiatives announced last quarter.

Gross profit totaled $93.3 million compared to $97.9 million in the first nine months of 2021, while gross margin declined to 43.7% versus 54.3% YoY. The decrease in gross margin primarily reflects costs related to our simplification initiatives, higher logistics costs, a lower mix of international sales, and unfavorable foreign exchange rates. Excluding the impact of our simplification initiatives to optimize inventory of $13.6 million, year-to-date adjusted gross profit increased 9.3% YoY to $106.9 million, and adjusted gross margin was 50.2% compared to 54.3% for the first nine months of 2021. The decline in adjusted gross margin primarily relates to higher distribution center and logistics costs, lower mix of international sales, and unfavorable FX rates, partially offset by a higher mix of margin accretive retail store sales.

SG&A was $125.9 million, or 58.9% of revenue, compared to $85.5 million, or 47.5% of revenue, in the first nine months of 2021, with the increase primarily driven by expenses for the opening of 19 new stores during the period and operating expenses for 23 additional stores opened since the third quarter of 2021, increased headcount, and recurring public company operating costs. Adjusted SG&A was $124.9 million, or 58.6% of adjusted net revenue, compared to $85.5 million, or 47.5% of adjusted net revenue, in the third quarter of 2021. Adjusted SG&A excludes the impact of our simplification initiatives to streamline corporate operating structure.

Marketing expense totaled $42.3 million versus $38.8 million compared to the first nine months of 2021 and improved as a percentage of revenue to 19.8% from 21.5% a year ago, due to improvements in marketing efficiency.

Net loss was $76.5 million compared to $34.9 million in the first nine months of 2021, and net loss margin was 35.8% compared to 19.4% in the first nine months of 2021. Adjusted for the impact of the simplification initiatives, and corresponding estimated income tax on such items, adjusted net loss was $62.3 million and net loss margin was 29.2%.

Adjusted EBITDA loss was $34.1 million compared to a loss of $12.1 million in the first nine months of 2021, and adjusted EBITDA margin declined to (16.0)% compared to (6.7)% for the first nine months of 2021.

Simplification Initiatives

As announced last quarter, Allbirds continued to implement its simplification initiatives designed to generate cost of revenue savings, streamline workflows, and lower operating costs.
•Supply chain cost and carbon reduction:
◦Reducing logistics costs in the United States by transitioning to automated distribution centers and a dedicated returns processor.
◦Taking steps to optimize inventory, including the liquidation of excess end of life inventory, and accelerate logistics cost savings.
◦Accelerating scaling of our manufacturing base to reduce product carbon footprints and product costs over time.
•Streamlined corporate operating structure:
◦Reducing corporate headcount and office space to reflect a new hybrid working environment and to reduce organizational complexity.

Balance Sheet Highlights

Allbirds ended the quarter with $180.7 million of cash and cash equivalents and $40 million available under its revolving credit agreement. Inventories totaled $126.5 million, an increase of 27.4% compared to $99.3 million at Q3 2021 and an increase of 3.4% compared to June 30, 2022. The increase from the end of 2021 is attributable to a combination of higher in-transit inventory as a result of ongoing supply chain disruptions as well as the impact of higher inbound freight costs.

2022 Financial & Carbon Footprint Reduction Guidance Targets

Allbirds is maintaining its guidance targets for full year 2022 which exclude any non-recurring revenue and costs associated with its simplification initiatives:

•Adjusted net revenue2 of $305 million to $315 million, representing growth in the range of 10% to 14%, including an estimated FX impact of 275-350 bps, versus fiscal 2021.
•Adjusted gross profit2 of $150.0 million to $157.5 million, which at the midpoint of our adjusted net revenue and adjusted gross profit targets represents a gross margin of 49.6%.
•Adjusted EBITDA2 loss of $42.5 million to $37.5 million, including an estimated $8 million of recurring public company costs.
•Carbon footprint reduction target of 6% against our 2021 baseline for our top 10 products, aligned with our Allbirds Flight Plan to reduce by 50% by the end of 2025 and 95% by 2030.

Allbirds is providing the following financial guidance targets for the fourth quarter of 2022, which also exclude any non-recurring revenue and costs associated with our newly announced simplification initiatives:

•Adjusted net revenue2 of $92 million to $102 million, representing growth in the range of (5)% to 5% versus the fourth quarter of fiscal 2021.
•Adjusted EBITDA2 loss of $8.5 million to $3.5 million.

2 A reconciliation of these non-GAAP financial measures to corresponding GAAP financial measures is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty: (i) the timing of non-recurring revenue and costs associated with the sale of certain end of life inventory that is excluded in calculating adjusted net revenue and adjusted gross profit, and (ii) certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP. We have provided a reconciliation of GAAP to non-GAAP financial measures in the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for our third quarter 2022 and 2021 results included in this press release.

Full Year 2022 Guidance

Maintains 2022 Guidance

Adjusted net revenue of

$305M - $315M

Adjusted gross profit of

$150M - $157.5M

Adjusted EBITDA of

$(42.5M) - $(37.5M)

6%

carbon footprint reduction per unit*

*For our top 10 products, aligned with our 'Allbirds Flight Plan' to reduce carbon dioxide-equivalent emissions by 50% by the end of 2025 and 95% by 2030

Maintains Guidance Targets to Reflect Internal and External Trends

Mike Bufano, Chief Financial Officer, stated, “Thanks to our team’s relentless focus on controlling what we can control, we were able to deliver strong financial performance - beating our adjusted revenue and adjusted EBITDA guidance - against a difficult operating backdrop. The investments we have made into our supply chain, coupled with our leaner infrastructure and strong cash balance, all position us to continue to grow the business and work towards improved profitability. I feel confident about how we are setting up our business for the future to become better operationally while continuing to deliver on our sustainability initiatives and create shareholder value.”

Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, November 8, 2022. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Headquartered in San Francisco, Allbirds (NASDAQ: BIRD) is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on the planet. The Allbirds story began with superfine New Zealand merino wool and has since evolved to include a eucalyptus tree fiber knit fabric and a sugarcane-based EVA foam (SweetFoam®). Allbirds serves customers across 36 countries through 53 Allbirds stores and its e-commerce website, www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our financial outlook and guidance targets, medium-term financial targets, market position, future results of operations, financial condition, business strategy and plans, reducing the carbon footprint of our products, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: (1) economic uncertainty in our key markets; (2) the impact of the COVID-19 pandemic; (3) the strength of our brand; (4) our net losses since inception; (5) our ability to successfully implement our simplification initiatives and achieve the intended cost savings; (6) the competitive marketplace; (7) our reliance on technical and materials innovation; (8) our use of sustainable materials and environmentally friendly manufacturing processes and supply chain practices; (9) our ability to attract new customers and increase sales to existing customers; (10) the impact of climate change and government and investor focus on sustainability issues; (11) our ability to anticipate product trends and consumer preferences; and (12) our ability to forecast consumer demand.

Further information on these risks and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and future reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Glossary

Active Customer is defined as a unique customer that has made at least one purchase of any product in the trailing 12-month period.

Use of Non-GAAP Financial Measures

This press release and accompanying financial tables include references to adjusted net revenue, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted net loss, adjusted net loss per share, adjusted EBITDA, and adjusted EBITDA margin, which are non-GAAP financial measures. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP financial measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. These adjusted financial measures should not be considered as alternatives to any measures of financial performance calculated and presented in accordance with GAAP.

Adjusted net revenue is defined as net revenue before the impact of any non-recurring revenue from end of life inventory liquidation as part of our simplification initiatives.

Adjusted gross profit is defined as adjusted net revenue less the cost of revenue before the impact of our simplification initiatives, which includes any non-recurring revenue and cost from the end of life inventory liquidation, costs for non-recurring inventory write-downs, and costs incurred relating to moving to more automated distribution centers and moving to a dedicated returns processing provider in the U.S.

Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenue.

Adjusted SG&A is defined as SG&A before the impact of our simplification initiatives, which includes severance and employee-related costs for terminated employees, the costs associated with the cease use of one of our U.S. corporate office leases, and certain third-party professional and consulting fees specifically incurred as a result of the simplification initiatives.

Adjusted net loss is defined as net loss before the impact of our simplification initiatives, which are described above in Adjusted gross profit and Adjusted SG&A, and corresponding estimated income tax on such adjusted items.

Adjusted net loss per share is defined as adjusted net loss divided by weighted average shares outstanding attributable to common stockholders.

Adjusted EBITDA is defined as net loss before stock-based compensation expense, including common stock warrant expense, depreciation and amortization, the impact of the non-recurring revenue and costs associated with the simplification initiatives as described above, other income or expense (consisting of non-cash changes in the fair value of our equity investments, non-cash gains or losses on foreign currency, non-cash gains or losses on sales of property and equipment, and non-cash changes in fair value of our preferred stock warrant liability), interest expense, income tax provision or benefit, and other unusual or non-recurring items.

Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted net revenue.

Other companies, including companies in our industry, may calculate these adjusted financial measures differently, which reduces their usefulness as comparative measures. Because of these limitations, we consider, and investors should consider, these adjusted financial measures together with other operating and financial performance measures presented in accordance with GAAP.

Investor Relations:

Katina Metzidakis
ir@allbirds.com
Media Contact:

press@allbirds.com

Allbirds, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$72,651	$62,711	$213,588	$180,253
Cost of revenue	40,120	28,776	120,263	82,370
Gross profit	32,531	33,935	93,325	97,883
Operating expense:
Selling, general, and administrative expense	45,391	33,017	125,853	85,549
Marketing expense	12,654	12,794	42,294	38,808
Total operating expense	58,045	45,811	168,147	124,356
Loss from operations	(25,514)	(11,876)	(74,822)	(26,473)
Interest expense	(35)	(53)	(107)	(141)
Other income (expense)	155	(2,039)	393	(8,019)
Loss before provision for income taxes	(25,394)	(13,968)	(74,536)	(34,632)
Income tax benefit (provision)	153	167	(1,953)	(298)
Net loss	$(25,241)	$(13,802)	$(76,489)	$(34,930)
Other comprehensive loss:
Foreign currency translation loss	(3,690)	(699)	(7,763)	(1,029)
Total comprehensive loss	$(28,931)	$(14,500)	$(84,252)	$(35,959)

Per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(0.25)	$(0.52)	$(0.64)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	149,267,269	55,590,320	148,481,459	54,631,455

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	55.2%	45.9%	56.3%	45.7%
Gross profit	44.8%	54.1%	43.7%	54.3%
Operating expense:
Selling, general, and administrative expense	62.5%	52.6%	58.9%	47.5%
Marketing expense	17.4%	20.4%	19.8%	21.5%
Total operating expense	79.9%	73.1%	78.7%	69.0%
Loss from operations	(35.1)%	(18.9)%	(35.0)%	(14.7)%
Interest expense	0.0%	(0.1)%	(0.1)%	(0.1)%
Other income (expense)	0.2%	(3.3)%	0.2%	(4.4)%
Loss before provision for income taxes	(35.0)%	(22.3)%	(34.9)%	(19.2)%
Income tax benefit (provision)	0.2%	0.3%	(0.9)%	(0.2)%
Net loss	(34.7)%	(22.0)%	(35.8)%	(19.4)%
Other comprehensive loss:
Foreign currency translation loss	(5.1)%	(1.1)%	(3.6)%	(0.6)%
Total comprehensive loss	(39.8)%	(23.1)%	(39.4)%	(19.9)%

Allbirds, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$180,727	$288,576
Accounts receivable	9,122	10,978
Inventory	126,470	106,876
Prepaid expenses and other current assets	34,953	37,938
Total current assets	351,272	444,368

Property and equipment—net	52,211	37,955
Other assets	10,085	6,106
Total assets	$413,568	$488,429

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$17,771	$30,726
Accrued expenses and other current liabilities	42,348	46,243
Deferred revenue	3,398	4,187
Total current liabilities	63,517	81,156

Noncurrent liabilities:
Other long-term liabilities	17,676	10,269
Total noncurrent liabilities	17,676	10,269
Total liabilities	81,193	91,425

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred Stock, $0.0001 par value; 20,000,000 shares authorized as of September 30, 2022 and December 31, 2021; zero shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 94,389,961 and 49,016,511 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	10	5
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 54,467,089 and 98,036,009 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	5	10
Additional paid-in capital	553,333	533,709
Accumulated other comprehensive (loss) income	(7,097)	666
Accumulated deficit	(213,876)	(137,386)
Total stockholders’ equity	332,375	397,004

Total liabilities and stockholders’ equity	$413,568	$488,429

Allbirds, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(76,489)	$(34,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,129	6,532
Amortization of debt issuance costs	37	37
Stock-based compensation	14,785	7,346
Inventory write-down	12,675	—
Change in fair value of preferred stock warrant liability	—	7,242
Changes in assets and liabilities:
Accounts receivable	1,563	(112)
Inventory	(34,890)	(40,753)
Prepaid expenses and other current assets	(1,939)	(11,542)
Other assets	(3,839)	—
Accounts payable and accrued expenses	(12,054)	17,262
Other long-term liabilities	7,674	3,876
Deferred revenue	(810)	(454)
Net cash used in operating activities	(82,158)	(45,496)

Cash flows from investing activities:
Purchase of property and equipment	(24,957)	(17,633)
Changes in security deposits	(610)	(686)
Net cash used in investing activities	(25,567)	(18,319)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2,738	4,409
Taxes withheld and paid on employee stock awards	(152)	—
Proceeds from issuance of common stock under the employee stock purchase plan	823	—
Proceeds from the exercise of common stock warrants	—	354
Repayment of non-recourse promissory note	539	—
Payments of deferred offering costs	(744)	(2,458)
Net cash provided by financing activities	3,204	2,305

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(2,698)	(371)
Net decrease in cash, cash equivalents, and restricted cash	(107,219)	(61,880)
Cash, cash equivalents, and restricted cash—beginning of period	288,576	127,251
Cash, cash equivalents, and restricted cash—end of period	$181,357	$65,371

Supplemental disclosures of cash flow information:
Cash paid for interest	$63	$97
Cash paid for taxes	$1,366	$339
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable	$1,299	$603
Non-cash exercise of common stock warrants	$35	$—
Stock-based compensation included in capitalized internal-use software	$892	$—
Deferred offering costs included in accrued liabilities	$—	$2,120
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$180,727	$65,371
Restricted cash included in prepaid expenses and other current assets	$630	$—
Total cash, cash equivalents, and restricted cash	$181,357	$65,371

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share, per share amounts, and percentages)
(unaudited)
The following tables present reconciliations of adjusted financial measures with their most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$72,651	$62,711	$213,588	$180,253
Simplification initiatives:
Inventory liquidation revenue[3]	(453)	—	(453)	—
Adjusted net revenue	$72,198	$62,711	$213,135	$180,253

Gross profit	$32,531	$33,935	$93,325	$97,883
Simplification initiatives:
Non-recurring costs and revenue related to inventory optimization[4]	1,981	—	13,622	—
Adjusted gross profit	$34,512	$33,935	$106,947	$97,883

Gross margin	44.8%	54.1%	43.7%	54.3%
Simplification initiatives:
Non-recurring costs and revenue related to inventory optimization[4]	3.0%	—%	6.5%	—%
Adjusted gross margin	47.8%	54.1%	50.2%	54.3%

Selling, general, and administrative expense	$45,391	$33,017	$125,853	$85,549
Simplification initiatives:
Severance and other miscellaneous expenses[5]	(931)	—	(931)	—
Adjusted selling, general, and administrative expense	$44,460	$33,017	$124,922	$85,549

Net loss	$(25,241)	$(13,802)	$(76,489)	$(34,930)
Simplification initiatives:
Non-recurring costs and revenue related to inventory optimization[4]	1,981	—	13,622	—
Severance and other miscellaneous expenses[5]	931	—	931	—
Income tax effect of adjustments[6]	(76)	—	(378)	—
Adjusted net loss	$(22,405)	$(13,802)	$(62,314)	$(34,930)

Adjusted net loss attributable to common stockholders, basic and diluted	$(0.15)	$(0.25)	$(0.42)	$(0.64)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	149,267,269	55,590,320	148,481,459	54,631,455
3 Represents $0.5 million of non-recurring net revenue from the liquidation of end of life inventory recognized during the three and nine months ended September 30, 2022.
4 Represents $2.4 million and $14.1 million of non-recurring inventory write-downs recognized during the three and nine months ended September 30, 2022, respectively, offset by $0.5 million of non-recurring net revenue from the liquidation of end of life inventory recognized during the three and nine months ended September 30, 2022.
5 Represents selling, general, and administrative expenses associated with our simplification initiatives, which relate to $0.7 million of severance and related benefits for terminated corporate employees, $0.2 million of a cease use liability associated with one of our United States corporate office leases, and $0.1 million of third-party consulting and professional fees recognized during the three and nine months ended September 30, 2022.
6 Represents the income tax effects of the adjustments for the inventory liquidation revenue, inventory write-downs, and simplification initiatives, using our estimated annual effective tax rate of 2.60% as of September 30, 2022. We may adjust our adjusted tax rate as additional information becomes available or events occur which may materially affect this rate, including impacts from the global tax environment, significant changes in our geographic mix, new or amended tax legislation, or changes in our business outlook.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(25,241)	$(13,802)	$(76,489)	$(34,930)
Add (deduct):
Stock-based compensation expense, including common stock warrant expense	5,793	3,158	14,938	7,687
Depreciation and amortization expense	4,132	2,410	11,243	6,704
Simplification initiatives:
Non-recurring costs and revenue associated with inventory optimization	1,981	—	13,623	—
Severance and other miscellaneous expenses	931	—	931	—
Other (income) expense	(155)	2,039	(393)	8,019
Interest expense	35	53	107	141
Income tax provision	(153)	(167)	1,953	298
Adjusted EBITDA	$(12,677)	$(6,308)	$(34,087)	$(12,082)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$72,651	$62,711	$213,588	$180,253
Adjusted net revenue	$72,198	$62,711	$213,135	$180,253

Net loss	$(25,241)	$(13,802)	$(76,489)	$(34,930)
Net loss margin	(34.7)%	(22.0)%	(35.8)%	(19.4)%
Adjusted net loss	$(22,405)	$(13,802)	$(62,314)	$(34,930)
Adjusted net loss margin	(31.0)%	(22.0)%	(29.2)%	(19.4)%

Adjusted EBITDA	$(12,677)	$(6,308)	$(34,087)	$(12,082)
Adjusted EBITDA margin	(17.6)%	(10.1)%	(16.0)%	(6.7)%

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Net Revenue by Primary Geographical Market
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
United States	$56,083	$47,749	$164,229	$132,854
International	16,568	14,962	49,359	47,399
Total net revenue	$72,651	$62,711	$213,588	$180,253

	Store Count by Primary Geographical Market
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022
United States	11	12	12	15	19	23	27	32	38
International[7]	10	10	10	12	12	12	12	14	13
Total stores	21	22	22	27	31	35	39	46	51

END OF RELEASE
7 In the third quarter of 2022, we opened two new international stores and had three store leases expire, resulting in a net reduction of one lease.